[CFSB BANCORP, INC. LETTERHEAD]



NYSE:        OK
NASDAQ-NMS:  CFSB
FOR RELEASE: 8:00 A.M.
DATE:        FEBRUARY 24, 1999
CONTACTS:    OLD KENT FINANCIAL CORPORATION
             INVESTOR: ALBERT T. POTAS   (616) 771-1931
             MEDIA:  TANYA BERG          (616) 771-4364

             CFSB BANCORP, INC           (517) 374-3588
             ROBERT H. BECKER

            OLD KENT WILL ACQUIRE CFSB BANCORP, INC.

   Old Kent to Become Number One in Deposit Market Share and
Residential Mortgage Lending in Michigan's State Capital

   Grand Rapids, Michigan - David J. Wagner, Chairman, President and CEO of Old Kent Financial Corporation, and Robert H. Becker, President and CEO of CFSB Bancorp, Inc., announced today that they have signed a definitive agreement for the merger of CFSB Bancorp into Old Kent.

   CFSB Bancorp is a holding company headquartered in Lansing, Michigan, with assets of $880 million and deposits of $587 million as of December 31, 1998. It is the parent of Community First Bank. CFSB Bancorp provides banking services in the greater Lansing area through 16 offices in Ingham, Clinton, Eaton, and Ionia Counties.

   This acquisition will triple Old Kent's deposit market share in Lansing, making Old Kent the leading provider of financial services in Michigan's fourth largest market. Wagner stated, "This acquisition underscores Old Kent's commitment to growth and our confidence in this market. Community First is a quality banking organization with a culture that is very similar to ours. We look forward to providing Lansing area customers with an even broader array of services and the additional convenience of over 230 offices and 400 ATMs throughout Michigan, Illinois, and Indiana."

   The merger is subject to approval by CFSB Bancorp shareholders and regulatory agencies. It is expected to be completed in the third quarter of 1999.

    Mr. Becker commented, "We're very pleased to be affiliating with Old Kent. Their ability to deliver a wide variety of financial products and services will bring added value to our customers. Our shareholders will benefit as they become owners of one of the largest and most reputable financial service organizations in the country, an organization with a 40 year history of consecutive annual increases in per share earnings and dividends."

    The merger is intended to be structured as a "pooling-of-interests" for accounting purposes and as a tax free exchange of shares. CFSB Bancorp shareholders will receive 5.4 million shares of Old Kent stock, using an exchange ratio of 0.6222 for each share of CFSB Bancorp. Old Kent anticipates approximately $10 million of one-time merger related charges. Based on the current market value of Old Kent stock, the total value of the transaction would be $242 million, which represents approximately $28.00 per share. The combined company is expected to have a market capitalization of nearly $5 billion.

    The merger agreement contains a provision which would allow CFSB Bancorp the right to terminate the planned merger, if Old Kent's average common stock price falls below certain predetermined levels, prior to closing. The merger agreement also provides Old Kent with an option to purchase 19.99% of CFSB Bancorp shares under certain specified circumstances.

    Old Kent also noted that its stock repurchase program would be unaffected by this proposed transaction. This program was authorized in June 1998. Through February 23, 1999, the Corporation had repurchased approximately 4.2 million shares of Old Kent Common Stock, or about 70% of the total 6 million shares authorized for reacquisition. Under this program, shares intended for anticipated future stock dividends are reacquired ratably on a quarterly basis. Also, shares intended for reissue in connection with dividend reinvestment and employee stock plans are reacquired quarterly as needed to maintain shares reserved for those purposes at a level consistent with anticipated permissible needs. At February 19, 1999, Old Kent had remaining authorization to repurchase approximately 1.8 million of shares of its stock over the next five months.

    Old Kent is a financial services company headquartered in Grand Rapids, Michigan. It operates 235 banking offices in Michigan, Illinois, and Indiana as well as over 140 mortgage lending sites throughout the United States. At December 31, 1998, Old Kent assets totaled $16.6 billion.

                         ###

The following Summary Financial Data is part of this press release.

                    Summary Financial Data

                                  Old Kent          CFSB
                                  --------          ----
                                                   Bancorp
                                                   -------

                                December 31,    December 31,
                                ------------    ------------
                                    1998           1998
                                    ----           ----

Earnings Summary:
Basic Earnings Per Share              $1.86             $1.44
Diluted Earnings Per Share            $1.84             $1.38
Net Income                     $198,798,000       $11,844,000

Balance Sheet Data (in millions):
Total Loans                          $8,884              $786
Total Deposits                       12,940               587
Total Assets                         16,589               880
Shareholders' Equity                  1,135                69


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                 FORWARD LOOKING STATEMENTS
                 --------------------------

This news release contains certain estimates and projections for Old Kent Financial Corporation, CFSB Bancorp, Inc. and the combined company following the merger, including estimates and projections related to cost savings, revenue enhancements and accretion that may be realized from the merger, and certain merger-related charges expected to be incurred in connection with the transaction. These estimates and projections constitute forward-looking statements which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger might not be fully realized or realized within the expected time frame; (2) revenues following the merger may be lower than expected; (3) competitive pressures among depository institutions may increase significantly; (4) costs or difficulties related to the integration of the business may be encountered; (5) changes in the interest rate environment may reduce net interest income; (6) general economic conditions may deteriorate, either nationally or in the states in which the combined company will be doing business; and (7) legislation or regulatory changes may adversely affect the businesses in which the combined company would be engaged.